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                                                                Exhibit 99(j)(4)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the references made to our firm under the captions "Financial Highlights" in Prospectuses of The Munder Equity Funds Class A, B, C & II Shares; The Munder Income Funds Class A, B & C Shares; The Munder Money Market Funds Class A, B & C Shares; The Munder Index 500 Fund Class A, B, & C Shares; The Munder Funds Class Y Shares; and The Munder Funds Class K Shares and "Independent Auditors" and "Financial Statements" in the combined Statement of Additional Information for The Munder Funds Trust, The Munder Funds, Inc. and The Munder Framlington Funds Trust included in Post-Effective Amendment No. 32 to the Registration Statement (Form N-1A, No. 33-30913) of The Munder Funds Trust.

We also consent to the incorporation by reference into the combined Statement of Additional Information for The Munder Funds Trust, The Munder Funds, Inc. and The Munder Framlington Funds Trust of our reports dated August 15, 2001 with respect to the financial statements and financial highlights of the Munder Balanced Fund, Munder Large Cap Value Fund, Munder Index 500 Fund, Munder International Equity Fund, Munder Small Company Growth Fund, Munder Bond Fund, Munder Intermediate Bond Fund, Munder U.S. Government Income Fund, Munder Michigan Tax-Free Bond Fund, Munder Tax-Free Bond Fund, Munder Tax-Free Short-Intermediate Bond Fund, Munder Cash Investment Fund, Munder Tax-Free Money Market Fund, and Munder U.S. Treasury Money Market Fund portfolios of The Munder Funds Trust, included in the June 30, 2001 annual reports of The Munder Funds.




                                             -----------------------
                                             /s/ Ernst & Young LLP

Boston, Massachusetts
October 25, 2001